Exhibit 10.2

EXECUTION VERSION

Clover Leaf Capital Corp.
1450 Brickell Avenue, Suite 2520
Miami, FL 33131

June 1, 2023

Sponsor: Clover Leaf Capital Corp. c/o Yntegra Capital Investments, LLC 1450 Brickell Avenue, Suite 2520 Miami, FL 33131

Re:	Sponsor Contingent Forfeiture and Earnout Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among (i) Clover Leaf Capital Corp., a Delaware corporation (including any successor entity thereto, the “Purchaser”), (ii) CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time for the stockholders of the Purchaser (other than the Company Stockholder as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Kustom Entertainment, Inc., a Nevada corporation (the “Company”), and (v) Digital Ally, Inc., a Nevada corporation and the sole stockholder of the Company (the “Company Stockholder”). Any capitalized terms used but not defined in this letter agreement (this “Agreement”) will have the meanings ascribed thereto in the Merger Agreement.

In connection with the transactions contemplated by the Merger Agreement, Yntegra Capital Investments LLC, a Delaware limited liability company (the “Sponsor”), has agreed to enter into this Agreement with the Purchaser and Stanton E. Ross relating to certain Purchaser Common Stock held by the Sponsor that were initially purchased by the Sponsor in a private placement prior to the IPO (the “Founder Shares”). The Sponsor hereby agrees to forfeit up to 864,452 shares of Purchaser Class B Common Stock (or shares of Purchaser Class A Common Stock, if such shares of Purchaser Class B Common Stock have been converted to shares of Purchaser Class A Common Stock prior to the Closing) currently held the Sponsor (the “Adjustment Shares”) in connection with the Redemption (as defined below) and agrees to transfer and/or forfeit up to 864,452 shares of Purchaser Class B Common Stock (or shares of Purchaser Class A Common Stock, if such shares of Purchaser Class B Common Stock have been converted to shares of Purchaser Class A Common Stock prior to the Closing) currently held the Sponsor (the “Earnout Shares”) subject to Section 2 hereof. For the avoidance of doubt, other than the Adjustment Shares and the Earnout Shares, the Sponsor shall retain any other Purchaser Securities it holds. The transactions contemplated by this Agreement are contingent upon, and will be effective only upon, the consummation of the transactions contemplated by the Merger Agreement (the “Closing”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Purchaser hereby agree as follows:

1.	In the event that, prior to the Closing, any Public Stockholders choose to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters, the Sponsor shall, effective immediately prior to the Effective Time, surrender for cancellation and retirement by Purchaser, for no consideration, the percentage of the Adjustment Shares (the “Forfeited Shares”) equal to the percentage of the Purchaser Common Stock redeemed by the Public Stockholders in connection with the Redemption. For the avoidance of doubt, there shall be no forfeiture of Adjustment Shares in the event no shares of Purchaser Common Stock are so redeemed.

2.	The Parties hereby agree that the Sponsor and Stanton E. Ross shall be entitled to a potential payment upon the terms and conditions set forth in this Section 2 (the “Earn-Out”). If the revenue of the Business for either of the fiscal years 2023 and 2024 of the Purchaser (the “Earn-Out Period”) achieve the Benchmark Revenues (as defined below) in the applicable fiscal year, 172,890 of the Sponsor’s Earnout Shares shall no longer be subject to forfeiture and the Sponsor shall transfer to Stanton E. Ross 259,336 Earnout Shares (the “Earn-Out Payment”); provided, however, that in the event the Benchmark Revenue is not achieved on or before the end of the applicable fiscal year, then the Earn-Out Payment for such fiscal year shall be zero, and subject to the terms of this Section 2, the Sponsor shall, effective immediately, surrender for cancellation and retirement by Purchaser such amount of Earnout Shares. During the Earn-Out Period, Sponsor shall be entitled to all rights of a holder of the Earnout Shares, including voting and dividend rights. For the avoidance of doubt, the Earnout Shares shall remain subject to that certain Letter Agreement, dated July 19, 2021, by and among the Purchaser, its officers and directors, and the Sponsor. In the event Purchaser enters into a transaction during the Earn-Out Period that entitles the holder of Earnout Shares to cash or securities (including any dividends thereon), the party entitled to such Earnout Shares at the end of the Earn-Out Period shall be entitled to such cash or securities. “Benchmark Revenue” shall be $24,000,000 for fiscal year 2023 and $32,500,000 for fiscal year 2024.

(a) As soon as practicable after December 31, 2023 and December 31, 2024, as applicable, but no later than five (5) days after the audit of the financial statements of the Purchaser (including any related notes thereto), consisting of the consolidated balance sheets of the Purchaser as of December 31, 2023 and December 31, 2024, as applicable, and the related consolidated income statements and statements of cash flow for the fiscal year then ended, each audited by PCAOB-qualified auditors in accordance with GAAP and PCAOB standards (the “Audited Financial Statements”), has been completed, the Purchaser shall deliver to Sponsor and Stanton E. Ross (i) the Audited Financial Statements and (ii) a draft statement, which shall include Purchaser’s calculation of the Earn-Out Payment, if any, along with reasonable supporting documentation used in the preparation of such statement (the “Proposed Earn-Out Statement”).

(b) Sponsor and Stanton E. Ross shall each have thirty (30) days following receipt of the Proposed Earn-Out Statement during which to notify Purchaser of any dispute of any item contained in the Proposed Earn-Out Statement, which notice shall set forth in reasonable detail the basis for such dispute and all items or amounts as to which Sponsor or Stanton E. Ross disagrees (the “Earn-Out Dispute Notice”). For purposes of evaluating the Proposed Earn-Out Statement, Purchaser shall (A) make available or provide reasonable access to Sponsor and Stanton E. Ross and their Representatives, upon advance notice and during normal business hours, all information, records, data and working papers created or used in connection with the preparation of the Proposed Earn-Out Statement by Purchaser, the Company and their Representatives and (B) permit reasonable access, upon advance notice and during normal business hours, to Purchaser’s, the Company’s and its Subsidiaries’ facilities, personnel and respective Representatives, in each case, as may be reasonably necessary for Sponsor and Stanton E. Ross to analyze the Proposed Earn-Out Statement and to determine if he or it shall deliver an Earn-Out Dispute Notice.

(c) If Sponsor and/or Stanton E. Ross does not deliver an Earn-Out Dispute Notice to the Purchaser within such thirty (30) day period, or both parties notify Purchaser of its agreement with the Proposed Earn-Out Statement prior to the expiration of such thirty (30) day period, the Proposed Earn-Out Statement prepared by the Purchaser shall be final, conclusive, non-appealable and binding on all of the Parties.

(d) If Sponsor and/or Stanton E. Ross does deliver an Earn-Out Dispute Notice to the Purchaser of any such dispute within such thirty (30) day period, within five (5) business days thereafter, Sponsor shall transfer to Stanton E. Ross a number of shares of Purchaser Common Stock equal to the undisputed amount of the applicable Earn-Out Payment and such number of the Sponsor’s shares of Purchaser Common Stock equal to the undisputed amount of the Earn-Out Payment shall no longer be subject to forfeiture (the “Undisputed Earn-Out Payment”). Any disputes regarding the Proposed Earn-Out Statement shall be resolved as follows:

(i) Purchaser, Sponsor and Stanton E. Ross shall cooperate in good faith to resolve any such dispute as promptly as possible.

(ii) If Purchaser, Sponsor and Stanton E. Ross are unable to resolve any such dispute within twenty-one (21) days (or such longer period as Purchaser, Sponsor and Stanton E. Ross shall mutually agree in writing) of the delivery of an Earn-Out Dispute Notice, such dispute and each party’s work papers related thereto shall be submitted to and such dispute shall be resolved in accordance with this Section 2 by a nationally recognized firm of independent certified public accountants appointed by the parties by mutual agreement, other than parties’ accountants (the “Independent Accountant”). Parties shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the making of such submission. Parties shall instruct the Independent Accountant that (A) the scope of the disputes to be resolved by the accounting firm shall be limited to whether the items in dispute that were included in the Earn-Out Dispute Notice were prepared in accordance with this Agreement and the Independent Accountant shall determine, on such basis, whether and to what extent, the Proposed Earn-Out Statement requires adjustment, (B) the Independent Accountant’s decision shall be based solely on written submissions and presentations by the parties and their respective Representatives and not by independent review, and (C) the Independent Accountant shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The determination of the Independent Accountant shall be deemed to be an arbitral award and judgment may be entered upon such determination in any court having jurisdiction over the party against which such determination is to be enforced.

(iii) The Proposed Earn-Out Statement and the calculation of the Earn-Out Payment, as adjusted to reflect the resolution of the Sponsor’s and/or Stanton E. Ross’ objections (as agreed upon by parties or as determined by the Independent Accountant (the “Final Earn-Out Payment”)) shall be final, conclusive, non-appealable and binding on all of the parties.

(iv) Within five (5) business days after the date a Final Earn-Out Payment becomes final (the “Earn-Out Payment Deadline”), Sponsor shall transfer to Stanton E. Ross a number of shares of Purchaser Common Stock equal to the applicable Final Earn-Out Payment.

3.	In order to give effect to the forfeiture of the Forfeited Shares contemplated hereby, on or prior to the Closing, the Sponsor and the Purchaser hereby agree, contingent upon the occurrence of the Closing, to forfeit the Forfeited Shares in connection with the consummation of the Merger.

4.	This Agreement (including the Merger Agreement, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.	No party hereto may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section 5 shall be null and void ab initio and of no force or effect. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

6.	This Agreement is expressly conditioned upon and subject to the consummation of the Closing. Solely in the event that the Closing is not consummated, this Agreement shall be void and of no further force and effect and the Forfeited Shares shall not be cancelled.

7.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.1 of the Merger Agreement, with any notice to the Sponsor being to the same address as the Purchaser Representative therein.

8.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 9.1,10.2 through 10.8 and 10.10 through 10.13 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

9.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

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Please indicate your agreement to the foregoing by signing in the space provided below.

Purchaser:

CLOVER LEAF CAPITAL CORP.

By:	/s/ Felipe MacLean
	Name:	Felipe MacLean
	Title:	Chief Executive Officer

Accepted and agreed, effective as of the date first set forth above:

Sponsor:

YNTEGRA CAPITAL INVESTMENTS, LLC

By:	/s/ Felipe MacLean
	Name:	Felipe MacLean
	Title:	Manager

[Signature Page to Sponsor Contingent Forfeiture Letter]

Stanton E. Ross

By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross

[Signature Page to Sponsor Contingent Forfeiture Letter]